Exhibit 99.1
CLARIENT REPORTS 2010 FIRST QUARTER RESULTS
Test Volume Increases 17.6% over Q1 2009; Revenue Increases 14.8%
Aliso Viejo, CA, April 29, 2010 — Clarient, Inc. (NASDAQ: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the biopharmaceutical industry, today reported financial results for the first quarter ended March 31, 2010. First quarter 2010 net revenue was $26.6 million, a 14.8 percent increase over the $23.2 million net revenue in the 2009 first quarter and a sequential increase of 14.5 percent over the $23.3 million in the fourth quarter of 2009.
Test volume in the 2010 first quarter increased to approximately 264,000, a 17.6 percent increase from the same period in 2009. Clarient’s customer base of pathology and oncology practices in the U.S. increased by 52 new customers in the first quarter, taking Clarient’s active customer base to approximately 1,200 and reflecting a better than 98 percent customer retention rate.
Ron Andrews, Clarient’s Vice Chairman and Chief Executive Officer, said, “Our robust first quarter 2010 results are a direct result of our 2009 infrastructure investments in sales force expansion, billing and collection improvements and the acquisition of Applied Genomics, Inc. (AGI). The combination of new account acquisition, same-store sales to current clients and an increasing adoption of recently launched tests, drove growth in test volumes in all of our primary service categories, providing solid momentum to start the year. We also are encouraged by the early contribution from our newly launched Clarient Insight® Dx Pulmotype® test and our growing biopharmaceutical partnering program. We continued to see improvements in cost containment, which gives us increasing confidence in our ability to deliver on our 2010 goal to be EPS positive on an annual basis for the first time in the Company’s history.”
Operating expenses were $15.7 million for the first quarter of 2010, up from $12.7 million in the same quarter of 2009. The increase in operating expenses for the quarter was largely related to additional sales and marketing personnel hired during 2009. Planned investments in research and development related to Clarient’s new test pipeline and commercial capabilities added an additional $1.1 million in expenses, including $0.4 million in amortization of intangibles acquired through AGI.
Michael Rodriguez, Clarient’s Senior Vice President and Chief Financial Officer, said, “Key billing and collections metrics continued to improve in the period and continued vigilance in expense management led to improvement in the bottom line. Days sales outstanding (DSO) continued to decrease and is now 82 days compared to 101 days in the first quarter of 2009. This decrease has occurred even in the face of the negative impact of a delay in billing for tests during part of the first quarter due to the timing of legislative actions surrounding healthcare reform. We enjoyed solid cash collections of $20.5 million during the quarter, although the legislative delay in some of our Medicare billings created a net use of cash from operations of $0.7 million in the first quarter. Bad debt expense for the quarter declined to 13.4 percent of net revenue for the first quarter of 2010, decreasing as a percentage of revenue by 1.4 percentage points from 14.8 percent of net revenue in the fourth quarter of 2009.”

Clarient’s operating loss for the first quarter of 2010 was $237,000 compared with operating income of $1.5 million for the same period of 2009. Adjusted EBITDA for the 2010 first quarter was $1.8 million as compared to $2.9 million in the prior year period. Clarient’s loss from continuing operations for the 2010 first quarter was $370,000, or $(0.00) loss per share, compared to a loss from continuing operations of $1.1 million, or $(0.01) loss per share, in the prior year period. Net loss for the 2010 first quarter was $370,000, an 86 percent sequential decrease from the net loss of $2.7 million in the 2009 fourth quarter.
As of March 31, 2010, Clarient’s cash and cash equivalents totaled $10.9 million, a $25,000 increase in the 2010 first quarter.
Andrews concluded, “Building on the success of the Pulmotype test, additional opportunities for Clarient to use its established commercial engine to bring new tests to market are numerous and growing. The recent publications highlighting our TLE3 marker and its ability to identify patients who will respond to the taxane class of chemotherapies are encouraging, and we are diligently working on reimbursement for these exciting tests that are on track to launch in the fourth quarter of 2010. We have also experienced early success in our biopharmaceutical initiative and believe that the opportunities to deliver molecular pathway mapping capabilities to biopharmaceutical companies will deliver long-term dividends as we help develop and deliver companion diagnostics to the marketplace.”
Company Outlook
Based on Clarient’s current net revenue run rate, anticipated new product introductions and other market factors, Clarient expects net revenue for the full year 2010 to range between $108 million to $115 million. This increase would represent a year-over-year growth rate of between 18 percent and 25 percent from 2009 net revenue. The Company also indicated that it is expecting to report net income for the 2010 fiscal year.
Conference Call
Clarient will hold a conference call to discuss first quarter 2010 results. The call will include a period for questions and answers.
Date: Thursday, April 29, 2010
Time: 5:00 p.m. Eastern
Call-in Number: 1-877-941-1430 (domestic); +1-480-629-9667 (international)
Conference ID Number: 4284748
Webcast: www.clarientinc.com/investor
Web Replay: For those unable to participate during the live broadcast, a replay of the webcast will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.
About Clarient
Clarient combines innovative diagnostic technologies with world-class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. Clarient’s principal customers include pathologists, oncologists, hospitals, and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services. Clarient’s customers are connected to its Internet-based portal, PATHSiTE®, which delivers high resolution images and critical interpretive reports based on our diagnostic testing. Clarient also develops and markets new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung, ovarian, and colon cancers, and leukemia/lymphoma. www.clarientinc.com

Forward Looking Statements
Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: Clarient’s ability to continue to develop and expand its diagnostic services business, uncertainties inherent in Clarient’s product development programs, Clarient’s ability to attract and retain highly qualified managerial, technical, and sales and marketing personnel, Clarient’s ability to maintain compliance with financial and other covenants under its credit facility, Clarient’s ability to successfully manage its in-house billing and collections processes, the continuation of favorable third-party payor reimbursement for laboratory tests, changes in federal payor regulations or policies, including adjustments to Medicare reimbursement rates, that may affect coverage and reimbursement for Clarient’s laboratory diagnostics services, Clarient’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying, developing and commercializing new diagnostic tests or novel markers, Clarient’s ability to fund development of new diagnostic tests and novel markers, and to obtain adequate patent protection covering Clarient’s use of these tests and markers, and the amount of resources Clarient determines to apply to novel marker development and commercialization, the risk to Clarient of infringement claims and the possibility of the need to license intellectual property from third parties to avoid or settle such claims, failure to obtain regulatory approvals and clearances required to conduct clinical trials if/when required and/or to commercialize Clarient’s services and underlying diagnostic applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K. Recent experience with respect to laboratory services, net revenues and results of operations may not be indicative of future results for the reasons set forth above.
Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.
Adjusted EBITDA Definition
“Adjusted EBITDA” is defined by Clarient as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by Clarient may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of Clarient’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. Clarient believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as Clarient and that Adjusted EBITDA provides a useful measure of Clarient’s financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on Clarient’s debt, capital lease obligations and non-cash stock based compensation charges.
There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Clarient’s recorded costs against its net revenue. Management compensates for these limitations in non-GAAP measures by also evaluating Clarient’s performance based on traditional GAAP financial measures. Accordingly, in analyzing Clarient’s future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.
Contact:
Matt Clawson
949.474.4300
matt@allencaron.com
TABLES FOLLOW

CLARIENT REPORTS 14.8% REVENUE INCREASE FOR FIRST QUARTER 2010
Page 4-4-4
Clarient, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net revenue	$26,620	$23,192
Cost of services	11,167	8,957

Gross profit	15,453	14,235

Sales and marketing	4,567	4,288
General and administrative	6,225	5,518
Bad debt expense	3,572	2,715
Research and development	1,326	200

Operating expenses	15,690	12,721

Income (loss) from operations	(237)	1,514

Other expenses, net	133	3,170

Loss from continuing operations	(370)	(1,656)

Income tax benefit	—	599

Loss from continuing operations, net of tax	(370)	(1,057)

Income from discontinued operations, net of tax	—	901

Net loss	$(370)	$(156)

Basic and diluted loss per common share:
Continuing operations	$(0.00)	$(0.01)

Discontinued operations	$0.00	$0.01

Net loss	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	83,648	77,003

Reconciliation of Loss from Continuing Operations to “Adjusted EBITDA”

Loss from continuing operations	$(370)	$(1,656)
Interest expense, net	102	3,170
Depreciation and amortization	1,477	811
Stock compensation expense	518	570
Mark to market adjustment for contingently issuable shares	31	—

Adjusted EBITDA	$1,758	$2,895

MORE-MORE-MORE

CLARIENT REPORTS 14.8% REVENUE INCREASE FOR FIRST QUARTER 2010
Page 5-5-5
Clarient, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$10,928	$10,903
Restricted cash	767	765
Accounts receivable, net	24,324	21,568
Property and equipment, net	13,564	14,346
Goodwill and intangibles, net	15,177	15,598
Other assets	3,575	3,767

Total assets	$68,335	$66,947

Total liabilities	$19,022	$20,484
Stockholders’ equity, including Series A preferred stock classified as mezzanine equity	49,313	46,463

Total liabilities and stockholders’ equity	$68,335	$66,947

# # # #